Media Services Framework Agreement

Party A:	China Southern Airlines Company Limited

Party B:	Southern Airlines Culture and Media Co., Ltd.

Party B includes Southern Airlines Culture and Media Co., Ltd. and its wholly-owned subsidiaries, namely Guangzhou Guangtianhe Media Company Limited, Shenyang Guangtianhe Media Consultation Company Limited, Xinjiang Guangtianhe Media Company Limited, Beijing Guantianhe Culture Media Company Limited and its controlled subsidiary, Guangdong Southern Pearl Information Media Company Limited.

Party A and Party B unanimously agreed to enter into the following Framework Agreement under the principles of fairness and mutual benefit:

Chapter 1 General provisions

Article 1	The scope and contents of the “Media Services” referred to in the framework agreement include sole advertising agency services, agency services for the planning, sourcing, production of the entertainment programmes on the flights, production services on the promotion channels, public relation services of air hostess recruitments and display services of publications of Party A.

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Article 2	The sole advertising agency services refer to the engagement of Party B to create the corporate image of Party A for the promotion of its passenger and cargo flight products and services, the provision of services in various forms subject to the conditions stipulated by this agreement. These include the promotion planning of Party A, the planning, agency distribution of domestic and overseas video, graphic, outdoor advertisement and the design, production, distribution and agency of advertisement of other media; all types of public relations, sales promotion and survey activities as well as the planning, organizing of exhibition and display; the design, production, promotion of the CI system of Southern Airlines; the design of packaging, decoration, environmental art, art & craft products, industrial designs etc; the design, production and sale of flight souvenir, promotional meachandise; the development of the related cultural sector and its advertising promotion matters etc.

Article 3	The agency services for the planning, sourcing, production of the entertainment programmes on the flights of Party A refer to the planning and sourcing by Party B of all types of domestic and overseas movies, TV programmes, news, entertainment, finance, sport programmes and production of other related programmes, and provision of services related to in-flight entertainment to Party A as agent of Party A.

Article 4	The production services on promotion channels refer to the planning, design, production and broadcasting of promotion programmes by Party B according to the promotion needs and promotion plans of Party A, and the services of broadcasting and lawful distribution of the above programmes in “Discovery Channel” and specially agreed channels.

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Article 5	The public relation services of air hostess recruitment refer to the engagement of Party B as agent of Party A to carry out the advertising promotion, on-site recruitment in all recruitment districts, safeguarding the back office of the recruitment activities, execution of the activities, production and coordination of TV programmes on the recruitment activities of air hostess recruitment, the sale of gifts related to air hostess recruitment and other services related to the recruitment activities to create its brand and promote its corporate image.

Article 6	The display services of publications refer to the services that Party A allows Party B to specifically implement the work of displaying the publications published and distributed by the subsidiaries of Party B in the premises owned by Party A. The newspapers and magazines published by Party B are important public opinion promotion tools of China Southern Airlines Group in which they provide public opinion promotion services for the entire Southern Airlines.

Article 7	Party B provides publications to Party A for reading display; Party A will assist Party B to carry out the display of publications on a regular basis, at the same time it will strictly control the number and type of in-flight publications. Publications not bearing a “National Uniform Publication Number” are not allowed to be displayed in the cabins belonging to Party A and other public areas.

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Chapter 2 Rights and obligations

Article 8	Rights of Party A

1.	Party A has the right to formulate and adjust the annual advertisement agency programme, the planning, sourcing and production of the contents of the entertainment programmes on the flights of Party A, the working plans of air hostess recruitment and display of publications according to its operational needs, and it has the right to request Party B to implement them according to the plans.

2.	Party A has the right to decide the contents, format, media, broadcast scope, number of words, layout, starting and ending time etc of its advertising and promotion according to its operational needs, and inform Party B the above decisions as per the annual plan, and for ad hoc items, it shall inform Party B 30 days in advance.

3.	Party A has the right to participate in the sourcing and price negotiations of Party B related to sourcing according to the provisions set by Party A, and has the right to decide if it accepts the negotiation results or not.

4.	Party A has the right to request Party B to provide the design, production and distribution of advertisements and agency services which meet the corporate image of Party A and of high quality.

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5.	Party A has the right to approve the design, production and quotation of the advertising projects provided by Party B. If the design, production of the advertising projects of Party B do not meet the requirements of Party A or their prices are higher than the market prices, Party A can opt for the advertising services provided by third parties.

6.	Party A has the right to approve the advertisements produced by Party B as agent before the advertisements are released.

7.	If Party B cannot complete the related projects according to the quality and deadline requirements of Party A, Party A has the right to request Party B to give financial compensation.

8.	Party A has the right to request Party B to report the content framework and working plans to Party A for written consent before implementation when Party B provides the agency services of planning, sourcing and production of in-flight entertainment programmes and public relation services of air hostess recruitment.

Article 9	Obligations of Party A

1.	In order to facilitate Party B to be the agent of all types of advertisements under this agreement, Party A should provide the business licence, aviation transportation operation permit, materials proving the authenticity of the contents of the advertisements and other relevant information as required by the “Advertisement Law of the People’s Republic of China”.

2.	Party A should be responsible for the authenticity of the contents of the advertisements provided by it.

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3.	If Party B breaches the contract due to the reasons of Party A, Party A shall bear all the legal and financial responsibilities arising from the breach.

Article 10	Rights of Party B

1.	Party B shall be the sole advertising agent of Party A subject to the conditions provided under this agreement. If the design and production of the advertising projects of Party B do not meet the requirements of Party A or their quotations are higher than the market prices, Party B agrees to abandon the right of providing sole advertising agency services for those projects, Party A can opt for the advertising agency services provided by third parties.

2.	Party B has the right to give suggestions on the advertising plan formulated by Party A.

3.	Party B has the right to verify the authenticity of the contents of the advertisements provided by Party A, and to refuse to act as agent of those advertisements with misrepresented contents or incomplete proof documents.

4.	Party B has the right to charge agency fee for the services provided under this agreement.

Article 11	Obligations of Party B

1.	Party B guarantees that it possesses the approval documents and qualifications required to provide all the services specified in this agreement, and that its signing and performing of this agreement will not violate the provisions of the law, regulations and rules. Party B should guarantee that it will assist Party A to perform this agreement according to the relevant listing rules of the stock exchange where its securities are listed (hereinafter, the “Listing Rules”).

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2.	Party B shall provide services in time and strictly according to the annual business plan of Party B or the service matters confirmed by written instruction of individual assignment, any responsibilities incurred as a result of the acts beyond the assignment scope of Party A shall be borne by Party B itself.

3.	After Party B has received the notice of assignment of work from Party A, it should complete the proposal within the time specified as requested by Party A, and arrange implementation after it has sent the proposal to Party A for approval.

4.	Party B shall be responsible for the legality of the advertisements that it produces, any infringement responsibilities claimed by any party related to the interests of copyright, portraiture right etc of those advertisements shall be borne by Party B.

5.	Party B shall implement the evaluation of the media, purchasing advertisement slots with the media according to the request of Party A, and release the advertisements in time.

6.	After the release of the advertisement of Party A that Party B acts as agent, Party B should track the actual release results of that advertisement and provide a monitoring report to Party A.

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7.	Party B has confidentiality duty over the contents of the advertisement assigned by Party A, it should not disclose or announce the contents assigned to any third party. Party B shall bear all responsibilities for any legal responsibilities or financial losses suffered by Party A due to the early divulgation of the advertisement information attributable to Party B.

8.	Party B shall be responsible for the legality of the advertisements that it releases using the advertising media of Party A, any legal disputes attributable to Party B during the release process shall be resolved by Party B; for any legal disputes not caused by Party B, Party B should actively assist Party A to handle them while maintaining the image of Party A in a concrete manner.

9.	If Party B uses the aircrafts of Party A (including the exterior and interior of aircrafts) as advertising media, on top of guaranteeing the fitness for flight of the aircraft, the contents, format and display location of its advertisement should satisfy the overall layout of Party A and the business concepts of the company, and that the advertisement should not hinter the normal operation of Party A.

10.	Party B should provide newspapers and magazines for reading inside the cabin of airplane to Party A under the mutual benefit principle; the subsidiaries of Party B work as media based on their initial founding concepts, and ever since assume the external advertising and promotion duties of CSAHC and its members company, Party A as a major member company of CSAHC, the subsidiaries of Party B should carry out promotion of the aviation route and aviation development activities of Party A in their main media.

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11.	The additional costs of production of Party B for the publication of advertisement in the media such as the entertainment programmes and facilities in the airplanes of Party A shall be borne by Party B; and Party B agrees to sign a specific agreement to confirm the cost sharing method regarding the income and expenses obtained in the public relation services of air hostess recruitment.

12.	If Party A orders gifts from Party B, Party B should design and produce sample gifts according to the requirements of Party A, and print the logo of Party A on the gifts ordered by Party A.

Chapter 3 Copyright of advertisements

Article 12	The copyright of all advertisements produced by Party A and with Party B as agent according to this agreement shall belong to Party A, without the permission of Party A, Party B should not use them in other advertising agency acts other than this agreement.

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Chapter 4 Annual cap for transactions of media services

Article 13	With the continuous improvement, unification of the corporate image of Party A, the strength of marketing work is further increased together with the intensity of advertising and promotions, based on the past transactions between both parties, and taking into account the advertising and promotion needs of Party A in the coming three years, excluding the impact of uncontrollable factors, the upper limits of the amounts of forecast media service transactions generated under this agreement in the coming three years are listed in the following table:

	2013	2014	2015
Annual cap of transactions	98,000,000	105,000,000	113,000,000

(Unit: RMB)

Article 14	The actual amounts of the actual transactions between Party A and Party B should be executed according to the amounts determined in the contracts of individual businesses signed by both parties, but the media service fee actually incurred in each year should not exceed the amount of the upper limit of the transactions for the year specified in this agreement. Party A and Party B should meet the regulations of the Listing Rules during the process of executing this agreement.

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Chapter 5 Pricing and payment of the media service fee

Article 15	The pricing or charging scale of the services under this agreement should be determined by taking the market price for reference, and should be fixed by fair discussion at the time of occurrence of the individual specific business by both parties.

Article 16	The “Market Price” mentioned in this agreement refers to the price fixed by the operators themselves and determined by market competition.

Article 17	The Market Price is determined according to the following order:

1.	The price charged by an independent third party at the place of provision of similar services of its proximity which provides similar services under normal trading situations at that time;

2.	The price charged by an independent third party in China which provides similar services under normal trading situations at that time.

Article 18	Both parties should carry out a review of the contents of the related services specified in this agreement together with the pricing scale and payment method of the following financial year before 31 December in each of the coming three years and sign a supplementary agreement. If both parties cannot reach consensus on the terms of the supplementary agreement before the above deadline, the pricing scale and payment method of the current year will be applicable to the following financial year.

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Article 19	After Party A and Party B have reached consensus on the specific media service matters, they shall authorize the business department of Party A to send “Customer Confirmation Slip” to Party B, and to enter into individual specific media service business contracts, and both parties shall pay the fees according to the provisions of the specific contracts. Party B undertakes that the related expenses of the media services that it charges Party A are based on the Market Prices of similar businesses as recognized by Party A.

Chapter 6 Validity and changes of the agreement

Article 20	This agreement will take effect from 1 January 2013, the validity period is from 1 January 2013 to 31 December 2015.

Article 21	Unless otherwise provided or required by the Listing Rules applicable to Party A, an extension agreement can be entered into in writing by agreement upon discussion by both parties 30 days before the expiry of the validity period.

Article 22	During the validity period of this agreement, alterations or supplements to this agreement can be made through discussion and agreement of Party A and Party B.

Article 23	During the validity period of this agreement, this agreement can be discharged in writing through discussion and agreement of Party A and Party B, but prior notice of 30 days must be given to the other party.

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Chapter 7 Default liabilities

Article 24	Party A and Party B should strictly perform its respective obligations under this agreement, otherwise they will breach the contract, the defaulting party shall bear the related default liabilities according to the relevant provisions of the “Contract Law of the People’s Republic of China”.

Chapter 8 Miscellaneous

Article 25	The law of the People’s Republic of China shall apply to the entering into, performance, interpretation and dispute resolution of this agreement.

Article 26	This agreement is prepared in quadruplicate, Party A and Party B each retains two copies which are equally legally binding.

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(No main text below)

Party A: China Southern Airlines Company Limited

Signature:

[signature & seal]

19 April 2013

Party B: Southern Airlines Culture and Media Co., Ltd.

Signature:

[signature & seal]

19 April 2013

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